EXHIBIT NO. 99.1

FOR IMMEDIATE RELEASE

Investor Contact: Mark Warren (205) 298-3220

Media Contact: David Donaldson (205) 298-3220

VULCAN MATERIALS ANNOUNCES DONALD M. JAMES TO TRANSITION TO NON-EXECUTIVE CHAIRMAN

Birmingham, Ala. – December 31, 2014 – Vulcan Materials Company (NYSE:VMC), the nation's largest producer of construction aggregates, today announced that Donald M. James, Executive Chairman of the Board of Directors, will retire as an employee of the Company, effective January 15, 2015 and will transition to Non-Executive Chairman.

Mr. James (65) served as President of Vulcan Materials Company from 1996 to 1997 and as Chief Executive Officer from 1997 to 2014. He has served on the Company’s Board of Directors since 1996, was named Chairman in 1997 and then Executive Chairman in 2014.

Douglas J. McGregor, Vulcan’s Lead Director, said, "On behalf of the Board, we are grateful for Don’s exceptional stewardship of the Company and for his tireless service over the years. Don’s transition to Non-Executive Chairman is a natural evolution of his role at Vulcan Materials, and we appreciate his continued guidance and leadership.”

Mr. James said, “Our management succession process is going well. Our new management team, led by President and CEO Tom Hill, is now in place and functioning at a high level. The Company’s financial and operational performance has continued to improve as demand for our construction materials recovers across all of our markets. In addition to volume recovery, the Company’s commitment to cost control, disciplined capital spending and unit margin expansion gives me great confidence in the future of Vulcan under our new management team. Vulcan’s strategic market positions in the largest, fastest growing metropolitan areas across the country and our extensive and unmatched aggregates reserves in these markets will provide the basis for future earnings growth. I look forward to continuing to work with the Board of Directors and management as we strive to build additional value for our shareholders.”

Vulcan Materials Company, a member of the S&P 500 index, is the nation’s largest producer of construction aggregates and a major producer of other construction materials. For additional information see www.vulcanmaterials.com.

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